Exhibit 99.1

NEWS RELEASE for May 17, 2010 6:00 AM EDT

Contact:	Allen & Caron Inc	Gail M. Sasaki

	Jill Bertotti (investors)	Chief Financial Officer

	jill@allencaron.com	Netlist, Inc.

	Len Hall (media)	(949) 435-0025

len@allencaron.com

(949) 474-4300

NETLIST SETTLES LAWSUIT WITH TEXAS INSTRUMENTS

IRVINE, CA (May 17, 2010) . . . Netlist, Inc. (NASDAQ: NLST) today announced that it has reached a settlement in the misappropriation of trade secrets and breach of contract lawsuit against Texas Instruments, Incorporated . The settlement resolves a dispute between the two companies concerning the use of proprietary memory modules and other related technology.

“We are pleased to have successfully resolved this case.  Netlist remains committed to protecting its portfolio of intellectual property,” said C.K. Hong, President and CEO of Netlist.

About Netlist

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for the server and high-performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist was founded in 2000 and is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of NetVault™ and HyperCloud™; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 19, 2010, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.